Exhibit 10.2
APOLLO GROUP, INC.
September 20, 2010
Sean Martin
Apollo Group, Inc.
227 West Monroe Street
Suite 3600
Chicago, IL 60606-5059
Dear Sean:
The purpose of this letter is to clarify certain provisions in the Company’s offer letter to you dated August 23, 2010 which was accepted by you on that date. We think it best to make these clarifications in connection with your commencement of employment with the Company so that any potential ambiguities in your offer letter are clarified at the time of your actual start date.
     1. Reimbursement of Housing Loss. Your offer letter provides that the Company will reimburse you in an amount up to $290,000 for any loss you incur in connection with the sale of your current residence in California. The amount of such loss will be calculated at the time of the sale using the difference between the HUD statement at the time of your original purchase of that residence and the HUD statement at the time of the sale. As indicated in the offer letter, you must furnish the requisite HUD statements and other applicable documentation evidencing the loss within forty-five (45) days after the date of the sale, and the Company will reimburse you for any resulting loss based on those statements and documentation within ten (10) business days thereafter. You will also be entitled to a tax gross-up on such reimbursement. The amount of the tax gross-up will be calculated by the relocation company handling your relocation expenses and will be based on the federal and state income tax rates attributable to the compensation paid to you by the Company in the year in which your loss reimbursement is paid. No other income or compensation for that year, whether attributable to yourself or your spouse, will be taken into account for purposes of such calculation, and you will provide such information relating to your anticipated income tax deductions for such year as may be reasonably requested. The calculation will be made in December of that year, and the actual gross-up payment will be made to you at the time of such calculation or as soon as administratively practicable thereafter, but in no event later than the last day of the calendar year in which you remit the taxes to which such gross-up relates to the applicable taxing authorities.

     2. Reimbursements. In addition to the conditions set forth in the Miscellaneous section of the offer letter, we wish to clarify that the amount of reimbursements to which you become entitled under your offer letter in any calendar year will not affect the amount of reimbursements to which you may become entitled pursuant to that offer letter in any other calendar year.
Subject to the clarifications set forth above, all of the terms and provisions of your August 23, 2010 offer letter shall continue in full force and effect as stated therein.
Please indicate your agreement with the foregoing clarifications to your offer letter by signing and dating the Acceptance fine below.
Regards
Fred Newton
Senior Vice President, Human Resources
I agree to the foregoing clarifications:

/s/ Sean Martin Sean Martin	Dated: September 21, 2010